EXHIBIT 99.1

Sierra Monitor Names Anders Axelsson, Vice President, Sales & Marketing

Brings Extensive Experience in Sensors, Controls

and Device Network Communications Businesses to the Company

Milpitas, California – January 7, 2014 – Sierra Monitor Corporation (OTCQB: SRMC), a company that designs, manufactures and sells high reliability electronic communications, safety and environmental instrumentation, announced today that it has named Anders Axelsson vice president of sales and marketing. Mr. Axelsson is a global executive leader and general manager who brings a wealth of relevant experience in sensors and controls and device network communications to Sierra Monitor.

"I am delighted that Anders has joined our management team and will be leading all our sales and marketing activities as we continue to grow the company," said Gordon R. Arnold, President and Chief Executive Officer. "With his broad experience in senior management of both instrumentation and communications companies, Anders' guidance and focus will enhance our opportunities for sustained growth of each of our product brands. This addition to our team is definitely the right choice at the right time and we welcome his decision to join Sierra Monitor Corporation."

"I am really enthusiastic about joining the Sierra Monitor team” said Axelsson. “The need for communication between disparate control systems continues to accelerate in the industrial internet. And worker and facility safety is an ever more critical requirement. Sierra Monitor’s product platform and extensive experience offers significant growth potential in both areas.”

Mr. Axelsson joins the company from Echelon Corporation where he served from 2003 to present as senior vice president of sales, marketing and business development where he was responsible for the company's worldwide control networking business. During his Echelon tenure Mr. Axelsson also served on LonMark International’s Board of Directors. Previously, he served as chief executive officer of PowerFile, Inc. and president and general manager of the Snap Division of Quantum Corporation. Mr. Axelsson worked for Honeywell/Measurex from 1992-1999 in various senior management positions including vice president, engineering, marketing and business development; president and managing director for EMEA sales and services. He also served in various management positions with the global engineering firm ABB where he started his career in Sweden as a software engineer. Mr. Axelsson holds a BSEE from Jonkoping, Sweden and is a graduate of the Executive Program at the University of Michigan

About Sierra Monitor Corporation

Sierra Monitor Corporation designs, manufactures and sells electronic safety and environmental instrumentation. The company’s unique protocol translator product lines enable communication between disparate electronic systems overcoming protocol language barriers. By enabling communication between central building automation systems and many electronic subsystems, such as fire panels, chillers and air handlers, Sierra Monitor assists with the integration of energy saving building automation systems. The company’s products improve the safety and comfort of workers while contributing to climate and natural resource protection. Sierra Monitor’s intelligent hazardous gas detection systems can be found in a broad range of applications including alternate fuel vehicle maintenance facilities, US Navy ships, wastewater treatment facilities, refineries, offshore oil platforms, chemical plants, parking garages and underground telephone vaults providing 24/7 protection of personnel and facilities.

The Company’s vision is to capitalize on the expanding worldwide demand for knowledge-based products and services that improve operational performance, productivity, efficiency and safety in building automation, industrial, and military applications, while reducing demands on resources and energy consumption.

Sierra Monitor Investor Relations Contact:

Steve Polcyn

408-262-6611 ext. 134

spolcyn@sierramonitor.com